Exhibit 5.1

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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017212	212 450 4000 tel 212 701 5800 fax
August 20, 2018

Re:	Registration Statement on Form S-4
Contura Energy, Inc.
340 Martin Luther King Jr. Blvd.
Bristol, Tennessee 37620
Ladies and Gentlemen:
We have acted as counsel to Contura Energy, Inc. (the “Company”), a Delaware corporation, in connection with the mergers (the “Mergers”) of Prime Acquisition I, Inc. (“Prime Acquisition I”), a Delaware corporation and a direct subsidiary of the Company, and Prime Acquisition II, Inc. (“Prime Acquisition II), a Delaware corporation and a direct subsidiary of Prime Acquisition I, with and into Alpha Natural Resources Holdings, Inc. and ANR, Inc. (together with Alpha Natural Resources Holdings, Inc., “Alpha”), respectively, pursuant to the terms of the Agreement and Plan of Merger dated as of April 29, 2018 (the “Merger Agreement”) among the Company, Alpha, Prime Acquisition I and Prime Acquisition II, and the preparation and filing of the Company’s Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of shares (the “Shares”) of common stock, par value $0.01 per share, of the Company to be issued in the Mergers.
We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments, and have conducted such other investigations of fact and law, as we have deemed necessary or advisable for the purposes of this opinion.
In rendering this opinion, we have assumed that prior to the issuance of any of the Shares (i) the Registration Statement, as then amended, will have become effective under the Securities Act and such effectiveness will not have been terminated or rescinded, (ii) the stockholders of Alpha will have adopted the Merger Agreement in accordance with the General Corporation Law of the State of Delaware and (iii) the transactions contemplated by the Merger Agreement will have been consummated in accordance with the terms of the Merger Agreement.
On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized and the Shares, when issued and delivered in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and nonassessable.
We are members of the Bar of the State of New York and the foregoing opinion is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America.
This letter is furnished to you solely for use in connection with the Registration Statement and may not be used for any other purpose without our express permission. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to us under the caption “Legal Matters” in the joint proxy statement and prospectus constituting a part of the Registration Statement. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.
This opinion is rendered to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose.

Very truly yours,

/s/ Davis Polk & Wardwell LLP